Exhibit 10.16

CSI EQUITY INCENTIVE PLAN

SECTION ONE

PURPOSE

The purpose of the CSI Equity Incentive Plan (the “Plan”) is to provide a means whereby Computer Software Innovations, Inc., a South Carolina corporation (the “Corporation”), may attract able persons to remain in or to enter the employ of the Corporation, and to provide a means whereby those employees, officers, and other individuals or entities upon whom the responsibilities of the successful administration, management, planning, and/or organization of the Corporation may rest, and whose present and potential contributions to the welfare of the Corporation are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the long-term welfare of the Corporation. A further purpose of the Plan is to provide such employees and individuals or entities with additional incentive and reward opportunities designed to enhance the profitable growth of the Corporation over the long-term. Accordingly the Plan provides for granting Stock Options as is best suited to the circumstances of the particular employees and individuals or entities as provided herein.

SECTION TWO

DEFINITIONS

The following definitions shall be applicable during the term of the Plan unless specifically modified by any paragraph:

a)	Change of Control Value means the amount determined in the following clauses: (i), (ii) or (iii), whichever is applicable: ( i) the price per share offered to shareholders of the Corporation in any merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Corporation in any tender offer or exchange offer whereby a Corporate Change (defined below) takes place or (iii) if a Corporate Change occurs other than as described in Clause (i) or Clause (ii), the fair market value per share determined by the shareholders as of the date determined by the shareholders to be the date of cancellation and surrender of an Option. If the consideration offered to shareholders of the Corporation in any transaction described in Paragraph (d) of Section Eight consists of anything other than cash, the shareholders shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

b)	Code means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

c)	Common Stock means the common stock of the Corporation.

d)	Corporation means Computer Software Innovations, Inc.

e)	Corporate Change means one of the following events: (i) the merger, consolidation or other reorganization of the Corporation; (ii) the lease or exchange of all or substantially all of the assets of the Corporation to any other corporation or entity; (iii) the adoption by the shareholders of the Corporation of a plan of liquidation and dissolution; (iv) the acquisition by any person of beneficial ownership, of more than twenty-five percent (25%) (based on voting power) of the Corporation’s outstanding capital stock.

f)	Designated Officer means an officer of the Corporation, such as the President or Chief Financial Officer, who is given authority by the shareholders to grant options or make stock grants under the Plan.

g)	Exchange Act means the Securities Exchange Act of 1934, as amended.

h)	Fair Market Value. Since the stock is not publicly traded, the determination of the Fair Market Value shall be made by the shareholders in such manner as they deem appropriate (such determination will be made in good-faith and may be based on the advice of an independent investment banker or appraiser recognized to be expert in making such valuations).

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i)	Grant means individually or collectively any Common Stock granted pursuant to the Plan.

j)	Grantee means an employee, officer, or other individual or entity who has been granted Common Stock pursuant to the Plan.

k)	Holder means an individual or entity who has been granted an Option.

l)	Option means any Option granted pursuant to the Plan.

m)	Option Agreement means a written agreement between the Corporation and an employee with respect to an Option.

n)	Plan means the CSI Equity Incentive Plan.

SECTION THREE

EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall be effective as of August 1, 2000. Subject to the provisions of Section Nine, the Plan shall remain in effect until all Options granted under the Plan have been fully exercised as to all Shares subject to them, or have expired by reason of lapse of time and all restrictions imposed upon restricted stock options have lapsed.

SECTION FOUR

ADMINISTRATION

The Plan shall be administered by the shareholders and decisions of shareholders shall be effective if approved by a majority vote of holders of the outstanding shares of the Corporation. Shareholders shall abstain from participating in and deciding matters which directly affect their individual ownership interests under the Plan. The shareholders are authorized to construe and interpret the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as they may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Option or Grant.

SECTION FIVE

GRANT OF OPTIONS AND STOCK SUBJECT TO THE PLAN

a)	Option Limits. The total number of shares issuable upon exercise of all outstanding Options shall not exceed a number of shares which is equal to twenty percent (20%) of the then outstanding shares of the Corporation. Any of such shares which remain unissued and which are not subject to outstanding Options and/or Grants at the termination of the Plan shall cease to be subject to the Plan. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Option or Grant. To the extent that an Option or Grant lapses or the rights of its Holder or Grantee terminate, any shares of Common Stock subject to such Option or Grant shall again be available for the grant of an Option or making of a Grant. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Section Eight of the Plan with respect to shares of Common Stock subject to Options then outstanding. Separate stock certificates shall be issued by the Corporation for those shares acquired pursuant to a Grant or Option.

b)	Stock Offered. The stock to be offered pursuant to an Option or Grant may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Corporation.

SECTION SIX

ELIGIBILITY

An Award of an Option may be made to an individual who, at the time of the Award, is an employee of the Corporation, and has been identified by the shareholders or Designated Officer to receive an Option or Grant due to his/her contribution or service to the Corporation, including shareholders of the Corporation. Each Option or Grant shall be evidenced by a written agreement duly executed by or on behalf of the Corporation and the Holder of the Option. Each agreement shall provide that as a condition of exercising any Option granted under the Plan, the Holder shall agree to enter into and be bound by the agreement in force at the time of such exercise among the Corporation and its shareholders relating to the repurchase by the Corporation of its outstanding Shares in certain circumstances.

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SECTION SEVEN

STOCK OPTIONS/GRANTS

a)	Stock Option Agreement. Each Option shall be evidenced by an Option Agreement between the Corporation and the Holder which shall contain such terms and conditions as may be approved by the shareholders and agreed upon by the Holder. The terms and conditions of the respective Option Agreements need not be identical. Each Option Agreement shall specify the effect of termination of employment, total and permanent disability, retirement or death on the exercisability of the Option. Under each Option Agreement, a Holder shall have the right to appoint any individual or legal entity in writing as his/her beneficiary under the Plan in the event of his/her death. Such designation may be revoked in writing by the Holder at any time and a new beneficiary may be appointed in writing on the form provided by the shareholders for such purpose. In the absence of such appointment, the beneficiary shall be the legal representative of the Holder’s estate.

b)	Option Period. The term of each Option shall be as specified by the shareholders at the date of the Grant and shall be stated in the Option Agreement; provided, however, that an Option may not be exercised more than one hundred twenty (120) months from the date it is granted unless the Option Period is extended in writing at the discretion of the shareholders.

c)	Limitations on Exercise of Option. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the shareholders and as shall be permissible under the terms of the Plan, which shall be specified in the Option Agreement evidencing the Option.

d)	Option Price. The purchase price of Common Stock issued under each Option shall be determined by the shareholders and shall be stated in the Option Agreement.

e)	Non-Qualified Stock Option Purchase Agreement. At the election of the Holder, the Option can be exercised provided that the Holder shall, as a condition of such exercise, execute and deliver the Non-Qualified Stock Option Purchase Agreement ( the “Purchase Agreement”), pursuant to which the Corporation shall be granted a “Repurchase Option” and “Right of First Refusal” as to all “Shares” (as such terms are defined in the Purchase Agreement).

SECTION EIGHT

RECAPITALIZATION OR REORGANIZATION

a)	Except as hereinafter otherwise provided, Options or Grants shall be subject to adjustment by the shareholders at their discretion as to the number and price of shares of Common Stock in the event of changes in the outstanding Common Stock by reason of reclassifications, recapitalizations, reorganizations, mergers, consolidations, or other relevant changes in capitalization occurring after the date of the grant of any such Options or Common Stock.

b)	The existence of the Plan and the Options and/or Grants made hereunder shall not affect in any way the right or power of the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure of the Corporation.

c)	The shares with respect to which Options may be granted are shares of Common Stock as presently constituted. If and whenever, prior to the expiration of an Option theretofore granted, the Corporation shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Corporation, then in the discretion of the shareholders, the number of shares of Common Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

d)	If the Corporation recapitalizes or otherwise changes its capital structure, then the shareholders have the discretion thereafter upon any exercise of an Option theretofore granted, to allow the Holder to purchase under such Option, in lieu of the number of shares of Common Stock as to which such Option shall then be exercisable, the number and class of shares of stock and securities, and the cash and other property to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder has been the holder of such record of the number of shares of Common Stock then covered by such Option.

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SECTION NINE

AMENDMENT OR TERMINATION OF THE PLAN

The shareholders in their discretion may terminate the Plan or any Option or Grant or alter or amend the Plan or any part thereof or any Option from time to time; provided that no change in any Option or Grant previously made may be made which would impair the rights of the Holder or Grantee without the consent of the Holder or Grantee.

SECTION TEN

OTHER

a)	No Employment Rights Conferred. Nothing contained in the Plan or in any Option or Grant made hereunder shall (i) confer upon any employee any right with respect to continuation of employment with the Corporation, or (ii) interfere in any way with the right of the Corporation to terminate any employee’s employment at any time.

b)	Other Laws; Withholding. The Corporation shall have the right to deduct in connection with all Options and Grants any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations. The shareholders may permit the Holder of an Option or Grant to elect to surrender, or authorize the Corporation to withhold shares of Common Stock (valued at their Fair Market Value on the date of surrender or withholding of such shares) in satisfaction of the Corporation’s withholding obligation, subject to such restrictions as the shareholders deem necessary to satisfy the requirements of Rule 16b-3.

c)	Securities Law Restrictions. If the shareholders at any time determine that registration or qualification of the Shares or any Option under state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, then the Option may not be exercised, in whole or in part, until such registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the shareholders and any person exercising an Option to purchase Shares may be required by the Corporation to give a written representation that he/she is acquiring such Shares for his/her own account for investment and not with a view to the distribution of such Shares.

d)	No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent the Corporation from taking any corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Option granted under the Plan. No employee, beneficiary or other person shall have any claim against the Corporation as a result of such action.

e)	Proceeds. The proceeds received by the Corporation from the sale of Shares pursuant to the Plan will be used for general Corporation purposes.

f)	Restrictions on Transfer. An Option shall not be transferable except by testamentary will or the laws of descent and distribution, and shall be exercisable during the lifetime of the Holder only by such Holder or the Holder’s guardian or legal representative. Except as permitted by the preceding sentence, no Option granted under the Plan or any of the rights and privileges thereby conferred shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and no such Option, right or privilege shall be subject to execution, attachment, or similar process. Upon any attempt so to transfer, assign, pledge, hypothecate, or otherwise dispose of the Option, or of any right or privilege conferred thereby, contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such Option, right, or privilege, the Option and such rights and privileges shall immediately become null and void.

g)	Effect of Death, Disability, Retirement or other Termination of Employment. The Option Agreement or other written instrument evidencing an Option shall specify the effect of the death, disability, retirement or other termination of employment of the Holder on the Option. In the event the Holder retires from employment, the Holder shall be entitled to exercise his/her Option within three (3) months from the date of termination of employment with the Corporation. In the event the Holder’s termination is caused by his/her death or disability, the Holder shall be entitled to exercise his/her Option within one (1) year from the date of termination of employment with the Corporation. If the Holder’s employment is terminated for any other reason, Holder’s right to exercise his/her Option expires on the date of the termination.

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h)	Information to Employees. Holders and Grantees under the Plan shall receive financial statements annually regarding the Corporation during the period the Options are outstanding.

i)	Governing Law. The Plan shall by construed in accordance with the laws of the State of South Carolina and all applicable Federal law. The securities issued hereunder shall be governed by and in accordance with the Corporate Securities Laws of the State of South Carolina.

ADOPTED AND APPROVED BY COMPUTER SOFTWARE INNOVATION’S SHAREHOLDERS AS OF AUGUST 1, 2000.

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